Filed Pursuant to Rule 433

Registration No. 333-155246

November 10, 2008

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Contact: Michael Monahan 651.293.2809

ECOLAB FORECASTS CONTINUED 2009 EPS GROWTH TO $1.95 TO $2.05

2008 EPS Pro Forma EPS forecast remains $1.85-$1.87

ST. PAUL, Minnesota – November 10, 2008 – Ecolab has announced that, despite the increasingly challenging economic outlook, it looks for continued earnings growth in 2009.

Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer, said, “We presently expect 2009 to see continued revenue growth in fixed exchange rates. We look for both oil-based and inorganic raw materials to be well above year-ago levels in at least the first half of the year and expect significantly unfavorable foreign exchange throughout the year. We will work hard to offset these headwinds with new products, new account growth, better customer penetration and an even more aggressive drive to reduce costs and improve operational efficiency.  For 2009, we believe we will have pro forma diluted earnings per share, excluding special gains and charges and discrete tax items and including the impact of the repurchase of shares expected under the agreement announced with Henkel today, in a $1.95 to $2.05 range.”

Ecolab previously said it expects 2008 pro forma diluted earnings per share, excluding special gains and charges and discrete tax items, to be in a $1.85 to $1.87 range. Reported 2007 earnings per share of $1.70 included special gains and charges; excluding those items, pro forma 2007 earnings per share were $1.66.

With sales of $5.5 billion and more than 26,000 associates, Ecolab Inc.  (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the common stock or any other security of Ecolab. Any such offers, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplements filed with the Securities and Exchange Commission.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2008 and 2009 full year pro forma diluted earnings per share including the potential impact of stock repurchases, plus 2009 expectations for raw material costs and foreign exchange. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and Item 1A of Part II of our subsequent reports on Form 10-Q and include the vitality of the markets we serve; the impact of economic factors, such as the worldwide economy, interest rates and foreign currency exposure; our ability to develop competitive advantages through innovation; fluctuations in raw material costs; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the impact of acquisitions, divestitures and investments to develop business systems or to optimize our business structure; changes in regulations or accounting standards; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

Ecolab has filed a registration statement (including a prospectus) with the SEC for an offering of its common stock. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037, 1-866-471-2526 or 1-866-500-5408.

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